Amgen GLOBAL CORPORATE COMPLIANCE POLICY	INSIDER TRADING	Exhibit 19.1
1.    Scope
Applicable to all Amgen Inc. and subsidiary or affiliated company staff members, consultants, contract workers, secondees, and temporary staff worldwide as well as non-employee directors of Amgen Inc. (“Covered Persons”). Consultants, contract workers, secondees, temporary staff, and non-employee directors are not Amgen employees, and nothing in this Policy should be construed to the contrary.
2.    Policy
The insider trading laws and regulations of the United States (“U.S.”) prohibit buying or selling a company’s securities while aware of material, non-public information about that company. It may also violate U.S. securities laws to disclose material, non-public information (deliberately or inadvertently) to another person (including your spouse, parent, child or sibling) if that person either buys or sells securities while aware of the information disclosed or passes that information to a third party who does buy or sell securities. Providing advice regarding a company’s stock while aware of material, non-public information regarding that company may also violate civil and criminal U.S. securities laws. If you make such a disclosure or provide such advice, you may be subject to damages, civil suits and criminal prosecution, regardless of whether you receive financial gain from the transaction.
It is Amgen’s policy to comply with U.S. insider trading laws and regulations, which includes Amgen’s transactions in its own securities. This Policy sets forth the requirements for Covered Persons’ compliance with insider trading laws and regulations with respect to Amgen securities. Please note that many countries other than the U.S. have similar laws regarding insider trading. Even if the activities prohibited in this Policy are not illegal in the country where a Covered Person is located, Amgen’s requirements for insider trading compliance apply to all Covered Persons regardless of location.
Amgen’s Insider Trading Policy is intended to be coextensive with established U.S. insider trading laws and regulations and nothing herein should be construed as creating any new duties with respect to insider trading beyond those of such established laws and regulations.
Covered Persons are responsible for assuring that their family members (including spouses, minor children, or any other persons sharing the Covered Person’s household) comply with the provisions of this Policy as if they were also Covered Persons.
Consistent with U.S. insider trading laws and regulations, Covered Persons who depart from the Company continue to be subject to such laws and regulations with respect to trading in securities, including Amgen securities, and should not transact in Amgen securities while aware of material, non-public information about Amgen or disclose material non-public information about Amgen to others for trading purposes.
2.1.    General Prohibition on Insider Trading
It is against Amgen’s Policy for:
    Covered Persons to purchase1, sell1, gift or otherwise transact in Amgen securities while aware of material, non-public information relating to Amgen;
    Covered Persons to directly or indirectly provide (“tip”) material, non-public information about Amgen to anyone who may trade while aware of such information;
1 “Purchase” and “sell” and similar terms in this Policy include not only the actual purchase/sale of a security, but also any contract to purchase/sell or otherwise acquire/dispose of a security.

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Amgen GLOBAL CORPORATE COMPLIANCE POLICY	INSIDER TRADING
    Covered Persons to pass along material, non-public information about Amgen, or to recommend buying or selling Amgen securities while aware of material, non-public information about Amgen to others, including family members, others living in their household, friends or casual acquaintances; and
    Any executive officer of Amgen, directly or indirectly, to purchase, sell or otherwise transact in any equity security of Amgen if the executive officer has been notified by Amgen of a pension plan blackout period, unless the securities transaction is otherwise permitted by applicable law.
Transactions in Amgen securities executed pursuant to “limit orders”, “good until cancelled (GTC) orders” or similar market orders are also subject to this Policy, regardless of when the order was placed.
2.2.    Prohibition Against Derivative Transactions
Furthermore, both for the protection of Covered Persons and Amgen, it is important to avoid the appearance as well as the fact of insider trading or disclosure of material, non-public information. Therefore, it is against this Policy for Covered Persons to directly or indirectly participate in transactions involving trading activities that by their nature are aggressive or speculative, or may give rise to an appearance of impropriety.
Covered Persons may not:
    Engage in short sales (sale of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to Amgen securities;
    Purchase or pledge Amgen stock on margin or as collateral to secure a loan or other obligation (with the exception of the use of a margin account to purchase Amgen common stock in connection with the exercise of Amgen-granted stock options); or
    Enter into any derivative2 or similar transactions with respect to Amgen securities.
2.3.    Permitted Transactions
This Policy does not:
    Apply to exercises of Amgen stock options, provided that none of the underlying shares of Amgen common stock received upon such exercise are sold while aware of material, non-public information, whether to fund the exercise, pay taxes or otherwise;
    Apply to purchases made on a staff member’s behalf by Amgen under the Employee Stock Purchase Plan3;
    Apply to purchases made in the Amgen stock fund in Amgen’s 401(k) plan as part of a systematic investment plan that has not been altered3; or
    Prohibit investments in publicly traded mutual funds.
2 Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold); options (whether “covered” or not); forward contracts, including but not limited to prepaid variable forward contracts; put and call “collars” (“European” or “American”); “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements however denominated in Amgen securities.
3 However, Covered Persons should not make changes to their elections or allocations in Amgen’s 401(k) plan with respect to the Amgen stock fund or change their Employee Stock Purchase Plan elections while they are aware of material, non-public information about Amgen.

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Amgen GLOBAL CORPORATE COMPLIANCE POLICY	INSIDER TRADING
2.4.    Transactions in the Securities of Other Companies
As a reminder, U.S. insider trading laws and regulations also prohibit transactions in the securities of any company while aware of material, non-public information about that company. It may also violate U.S. securities laws to disclose material, non-public information (deliberately or inadvertently) to another person (including your spouse, parent, child or sibling) if that person either buys or sells securities while aware of the information disclosed or passes that information to a third party who does buy or sell securities. Providing advice regarding a company’s stock while aware of material, non-public information regarding that company may also violate civil and criminal U.S. securities laws.
2.5.    Additional Procedures
Amgen may elect, from time to time, to institute special securities procedures or policies with respect to certain staff members, including, but not limited to, Amgen’s executive officers and senior management. In addition, Amgen may also elect, in Amgen’s sole discretion, to permit Amgen’s directors, executive officers and senior management or other staff members to enter into trading plans pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.
3.    Guidance on Understanding Material, Non-Public Information
What Information is Material?
The standard Covered Persons should use in deciding whether information may be “material” for purposes of this Policy is whether the information is of such a nature that a reasonable investor would think it important in deciding whether to buy, hold or sell the security. In other words, if information would affect your decision whether to buy or sell if you were contemplating a transaction, it would probably have the same effect on others.
Examples of possible material information include (but are not limited to): corporate earnings or earnings forecasts; sales results; strategic plans; clinical trial results; product and research developments; significant cybersecurity incidents; important personnel changes; marketing plans; government inspections, approvals or other regulatory actions; collaborations, mergers or acquisitions; major litigation; significant borrowings or financings; stock splits; defaults on borrowings; and bankruptcies. Moreover, material information does not have to be related to Amgen’s business. For example, advance knowledge of the contents of a forthcoming newspaper column that is expected to affect the market price of Amgen’s securities can be material.
In considering whether confidential or proprietary information is material, Covered Persons should remember that the threshold for what is considered material may be lower for other companies than it is for Amgen. The fact that Amgen is simply evaluating a transaction with another company may constitute material, non-public information with regard to the other company. Examples of the types of transactions that may provide access to material, non-public information about another company include: joint ventures, partnerships and collaborations; research and/or development agreements; in-licensing or out-licensing of products or product candidates; marketing, co-marketing, and co-promotion agreements; acquisitions or other business combinations and strategic equity investments by Amgen.
What Is Non-Public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters, The Wall Street Journal, The New York Times, The Los

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Amgen GLOBAL CORPORATE COMPLIANCE POLICY	INSIDER TRADING
Angeles Times, Associated Press, or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to react to the information.
4.    Covered Persons Responsibility for Compliance
Every Covered Person worldwide is required to follow and employ reasonable steps in preventing violations of (1) the Amgen Code of Conduct, (2) laws and regulations applicable in the relevant jurisdictions, and (3) Amgen policies and other governance documents applicable to them. Covered Persons are also required to report any conduct that may violate such laws, regulations, the Amgen Code of Conduct, and Amgen policies and other governance documents. Covered Persons must refer to the governance documents in effect for the geographic area in which they work, or for which they are responsible, or request guidance from their manager or compliance representative with responsibility for that geographic area. The term “governance documents” in this Policy means Amgen’s written policies, standards, procedures, business practices, and manuals.
Amgen expects its managers to (1) be familiar with (or take appropriate steps to become familiar with) applicable laws and regulations, (2) know the Amgen Code of Conduct and other governance documents applicable to the activities they manage or supervise, (3) ensure their direct reports have appropriate training on compliance requirements to perform their job functions, and (4) supervise their direct reports with respect to compliance requirements and activities.
If Amgen determines that any Covered Person has violated this Policy, related standards, procedures or controls, applicable laws or regulations, or any governance documents, appropriate disciplinary measures will be taken, up to and including immediate termination of employment, to the extent permitted by applicable laws. The following is a non-exhaustive list of possible disciplinary measures to which Covered Persons may be subject (subject to applicable law): oral or written warning, suspension, removal of job duties/responsibilities, demotion, reduction, forfeiture, cancellation or suspension of compensation, and/or termination of employment.
Subject to applicable laws, Amgen reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities. Nothing in this Policy changes the at-will nature of employment at Amgen, its affiliates or subsidiaries, where applicable. Amgen may also terminate the services or work engagement of non-employee Covered Persons for violation of this Policy.

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